Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OceanFirst Financial Corp.

We consent to the incorporation by reference in the registration statement on Form S-3 of OceanFirst Financial Corp. of our reports dated March 13, 2009, with respect to the consolidated statements of financial condition of OceanFirst Financial Corp. and subsidiary as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the December 31, 2008 Annual Report on Form 10-K of OceanFirst Financial Corp. which is incorporated by reference in the Company’s Registration Statement on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, NJ

June 19, 2009